EXHIBIT 2.4

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

UIL HOLDINGS CORPORATION,

XCELECOM, INC.

and

NWN CORPORATION

for all of the outstanding stock of 4Front Systems, Inc., The Datastore, Incorporated, and Datanet Services, Inc.

August 29, 2006

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	PURCHASE AND SALE OF THE COMPANY SHARES	6
	(A) BASIC TRANSACTION	7
	(b) PURCHASE PRICE	7
	(i) Closing Payment and Delivery of Notes	7
	(ii) Post Closing Adjustments	7
	(iii) Dispute Resolution Procedures	9
	(C) THE CLOSING	10
	(D) DELIVERIES AT THE CLOSING	10
	(E) POST CLOSING PAYMENTS FOR COLLECTION OF PAST DUE ACCOUNTS RECEIVABLE	10
3.	REPRESENTATION AND WARRANTIES CONCERNING THE SELLER ENTITIES AND THE BUYER	10
	(A) REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES	10
	(B) REPRESENTATIONS AND WARRANTIES OF THE BUYER	12
4.	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES	14
	(A) ORGANIZATION OF THE COMPANIES	14
	(B) CAPITALIZATION	14
	(C) NONCONTRAVENTION	15
	(D) BROKERS’ FEES	15
	(E) TITLE OF ASSETS	15
	(F) FINANCIAL STATEMENTS	15
	(G) UNDISCLOSED LIABILITIES	16
	(H) EVENTS SUBSEQUENT TO MOST RECENT FISCAL QUARTER END	16
	(I) LEGAL COMPLIANCE	17
	(J) TAX MATTERS	17

	(K) REAL PROPERTY	19
	(L) INTELLECTUAL PROPERTY	19
	(M) CONTRACTS	20
	(N) GUARANTEES	22
	(O) TANGIBLE ASSETS	22
	(P) LITIGATION	22
	(Q) EMPLOYEES	22
	(R) EMPLOYEE BENEFITS	23
	(S) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS	25
	(T) NOTES AND ACCOUNTS RECEIVABLE, INVENTORY	25
	(U) BANK ACCOUNTS, SIGNING AUTHORITY, POWERS OF ATTORNEY	26
	(V) INSURANCE	26
	(W) DISCLOSURE	26
	(X) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES	26
	(Y) SUPPLIERS AND CUSTOMERS	27
5.	PRE-CLOSING COVENANTS	27
	(A) GENERAL	27
	(B) REGULATORY MATTERS	27
	(C) OPERATIONS OF BUSINESS	28
	(D) PRESERVATION OF BUSINESS	28
	(E) FULL ACCESS	28
	(F) SUPPLEMENTAL DISCLOSURE	29
	(G) EXCLUSIVITY	29
	(H) INTERCOMPANY LIABILITIES	29
6.	POST-CLOSING CONVENANTS	29

	(A) GENERAL	29
	(B) LITIGATION SUPPORT	30
	(C) TRANSITION	30
	(D) EMPLOYEES	30
	(E) EMPLOYEE BENEFIT PLANS	30
	(F) CONFIDENTIALITY	31
	(G) CONVENANT NOT TO COMPETE	31
	(H) ACCESS TO INFORMATION	32
	(I) NONASSIGNABLE CONTRACTS AND PERMITS	32
	(J) RETENTION AGREEMENTS	32
	(K) TAX ELECTIONS	32
	(L) PROVISION OF MEDICAL BENEFITS	32
	(M) DISTRIBUTIONS AND AFFILIATE PAYMENTS	32
7.	CONDITIONS TO OBLIGATION TO CLOSE	33
	(A) CONDITIONS TO OBLIGATION OF THE BUYER	33
	(B) CONDITIONS TO OBLIGATION OF THE SELLER ENTITIES	34
8.	REMEDIES FOR BREACHES OF THIS AGREEMENT	35
	(A) SURVIVAL	35
	(B) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER	35
	(C) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER ENTITIES AND THEIR AFFILIATES	36
	(D) LIMITATIONS	37
	(E) LOSSES NET OF INSURANCE, ETC	37
	(F) TERMINATION OF INDEMNIFICATION	38
	(G) PROCEDURES RELATING TO INDEMNIFICATION	38
	(H) EXCLUSIVE REMEDY	39

	(I) COLLATERAL SOURCES	39
	(J) MITIGATION	39
9.	TAX MATTERS	39
	(A) CONSOLIDATED RETURN	39
	(B) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE	40
	(C) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE	40
	(D) REFUNDS AND TAX BENEFITS	41
	(E) COOPERATION ON TAX MATTERS	41
	(F) TAX SHARING AGREEMENTS	41
	(G) TRANSFER TAXES	41
	(H) REPRESENTATION	42
	(I) CONFIDENTIALITY	42
	(J) SECTION 338 ELECTION	42
10.	TERMINATION	43
	(A) TERMINATION OF AGREEMENT	43
	(B) EFFECT OF TERMINATION	44
11.	MISCELLANEOUS	44
	(A) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS	44
	(B) NO THIRD-PARTY BENEFICIARIES	44
	(C) ENTIRE AGREEMENT	44
	(D) SUCCESSION AND ASSIGNMENT	44
	(E) COUNTERPARTS	44
	(F) HEADINGS	45
	(G) NOTICES	45
	(H) GOVERNING LAW	45

v

(I) VENUE	45
(J) WAIVER OF JURY TRIAL	45
(K) AMENDMENTS AND WAIVERS	46
(L) SEVERABILITY	46
(M) EXPENSES	46
(N) CONSTRUCTION	46
(O) INCORPORATION OF EXHIBITS AND SCHEDULES	46

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, entered as of August 29, 2006, by and among NWN Corporation, a Delaware corporation, or its permitted assignee (the “Buyer”), UIL Holdings Corporation, a Connecticut corporation (the “Parent”) and Xcelecom, Inc., a Connecticut corporation (the “Seller” and together with the Parent, the “Seller Entities”). The Buyer and the Seller Entities are referred to collectively herein as the “Parties” and individually as a “Party”.

WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of 4Front (as defined below), Datastore (as defined below) and DSi (as defined below) (each a “Company” and collectively, the “Companies”), in return for the consideration set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1.  DEFINITIONS.

“Adjustment Statement” has the meaning set forth in Section 2(b)(iii) below.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

“Agreement” means this Stock Purchase Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliate Plan” shall mean each “employee benefit plan,” (as defined in Section 3(3) of ERISA) as well as every other bonus, incentive, profit sharing, deferred compensation, pension, retirement, excess benefit, supplemental retirement, change-in-control, employment contract, stock purchase, stock ownership, stock option, stock appreciation, supplemental unemployment, medical, dental, vision, disability, life insurance, death benefit, disability, cafeteria, vacation, sick-day, severance and other material employee benefit or fringe benefit plan, program or arrangement, whether or not covered by ERISA, that is or has been at any time within the last six (6) years sponsored, administered, maintained or established by any ERISA Affiliate, or to which any ERISA Affiliate contributes or is or has been within the last six (6) years obligated or required to contribute and that provides benefits or compensation in respect of any Employee or any employee or former employee of any ERISA Affiliate or the beneficiaries or the dependents thereof or under which any of the foregoing is or may become eligible to participate or derive a benefit.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Annual Financial Statements” has the meaning set forth in Section 4(f) below.

“Bank Guarantees” means the guarantees of each Company under the Seller’s Credit Facility.

“Benefit Plans” has the meaning set forth in Section 6(e)(i) below.

“Bridge Note” has the meaning set forth in Section 2(b)(i) below.

“Bridge Note Amount” has the meaning set forth in Section 2(b)(i) below.

“Buyer” has the meaning set forth in the preface above.

“Cash Adjustment Period” has the meaning set forth in Section 2(b)(ii)(B) below.

“Cash Shortfall” has the meaning set forth in Section 2(b)(ii)(B)(II) below.

“Cash Statement” has the meaning set forth in Section 2(b)(ii)(B) below.

“Cash Surplus” has the meaning set forth in Section 2(b)(ii)(B)(I) below.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” has the meaning set forth in Section 2(c) below.

“Closing Date Balance Sheet” has the meaning set forth in Section 2(b)(ii) below.

“Closing Date Net Asset Value” has the meaning set forth in Section 2(b)(ii) below.

“Closing Offset Amount” has the meaning set forth in Section 2(b)(i) below.

“Closing Offset Certificate” has the meaning set forth in Section 2(b)(i) below.

“Closing Payment” has the meaning set forth in Section 2(b)(i) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 8(e) below.

“Company” and “Companies” have the meanings set forth in the preface above.

“Company Balance Sheet” means a periodic balance sheet produced by the Seller in respect of the Companies in accordance with past procedures and practices.

“Company Confidential Information” means any Confidential Information relating to or concerning the business of any of the Companies.

“Company Share” means any share of (i) the common stock, no par value per share, of 4Front, (ii) the common stock, no par value per share, of Datastore and (iii) the common stock, par value $1.00 per share, of DSi.

“Confidential Information” means any written, oral or visual information in any medium concerning the businesses and affairs of any of the Companies or any Party that is not already generally available to the public or, under the circumstances, should reasonably be considered confidential or proprietary.

“Contested Adjustments” has the meaning set forth in Section 2(b)(iii) below.

“Contested Adjustment Dispute” has the meaning set forth in Section 2(b)(iii) below.

“Contested Adjustment Notice” has the meaning set forth in Section 2(b)(iii) below.

“Contract Workers” has the meaning set forth in Section 4(q)(v) below.

“Credit Facility” means that Amended and Restated Credit Agreement, dated as of October 25, 2002, as amended to date, among Bank of America, N.A., successor by merger to Fleet National Bank (“Bank of America”) and the other lending institutions named therein, the Seller and Bank of America, as agent for itself and such other lending institutions.

“Datastore” means The Datastore Incorporated, a New Jersey corporation.

“Disbursements” has the meaning set forth in Section 2(b)(ii)(B) below.

“Disclosure Schedule” means the disclosure schedules attached hereto, as the same may be amended in accordance with the terms hereof.

“DSi” means Datanet Services, Inc., a North Carolina corporation.

“Employee” has the meaning set forth in Section 4(r) below.

“Employee Benefit Plan” has the meaning set forth in Section 4(r)(i) below.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law and all judicial and administrative orders and determinations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other person, trade or business, or entity that is or was treated as a single employer with any Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b)(1) of ERISA.

“Financial Statements” has the meaning set forth in Section 4(f) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“GE Agreements” means (i) that Agreement for Wholesale Financing, dated as of May 2, 2005, as amended and supplemented to date, among GE Commercial Distribution Finance Corporation and DSi, (ii) that Amended and Restated Agreement for Wholesale Financing, dated as of May 8, 2002, as amended and supplemented to date, among GE Commercial Distribution Finance Corporation (formerly known as Deutsche Financial Services Corporation) and 4Front, and (iii) that Agreement for Wholesale Financing, dated as of November 18, 2004, as amended and supplemented to date, among GE Commercial Distribution Finance Corporation and Datastore.

“GE Guarantees” means (i) that Guaranty provided by Datastore in favor of GE Commercial Distribution Finance Corporation, dated as of May 13, 2005, and (ii) that Guaranty provided by 4Front in favor of GE Commercial Distribution Finance Corporation, dated as of May 13, 2005.

“Gross Receipts” has the meaning set forth in Section 2(b)(ii)(B) below.

“Hazardous Substances” shall have the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act (“CERCLA”), 42 U.S.C. Section 9601(14).

“Income Tax” means any federal, state, local, or foreign income or franchise tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indemnified Party” has the meaning set forth in Section 8(g) below.

“Indemnifying Party” has the meaning set forth in Section 8(g) below.

“Independent Accountant” means a nationally recognized accounting firm jointly selected by Buyer and Seller; provided that, if Buyer and Seller cannot agree on an accounting firm, Buyer and Seller shall each select a nationally recognized accounting firm and such accounting firms will jointly select an accounting firm.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all Internet domain names and universal resource locators (“URLs”), (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all computer software (including data and related documentation), and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge,” or phrases of similar import, with respect to an individual, means an individual shall be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter. With respect to a Person, other than an individual, "Knowledge," or phrases of similar import, means a Person shall be deemed to have knowledge of a particular fact or other matter if any individual who is serving as a director or executive officer of that Person (or in any similar capacity) is actually aware of that fact or other matter, provided that (a) the Seller shall also be deemed to have knowledge of a fact or other matter if any of J. Mark Alexander, Patrick Kopins, William Pickens, John Conroy, Michael Balinskas, Michael O’Callaghan or Steven Fitzhenry is actually aware of the fact or matter, and (b) the Parent shall only be deemed to have knowledge of a fact or other matter if the chief executive officer or chief financial officer of the Parent is actually aware of such fact or other matter.

“Liability” means any loss, liability, claim, demand, allegation, assertion, cause of action, assessment, damage, deficiency, cost or expense.

“Material Adverse Effect” means any change, event, fact occurrence or effect (direct or indirect) which might reasonably be expected to have a material adverse effect on the assets, financial condition or results of operation of the Companies, taken as a whole, other than any change, fact, circumstance, event or thing (i) generally affecting the industry in which the Companies conduct their business, or resulting from general economic or market conditions (including changes in interest rates) or changes in accounting principles or changes in law, regulations, or regulatory policies of general applicability (or interpretations thereof), (ii) resulting from actions or omissions of a Person taken with the prior written consent of the Parties in contemplation of the transactions contemplated hereby, or (iii) resulting from the announcement or execution of this Agreement or the transactions contemplated herein.

“Most Recent Financial Statements” has the meaning set forth in Section 4(f) below.

“Most Recent Fiscal Quarter End” has the meaning set forth in Section 4(f) below.

“Net Asset Value” means assets less liabilities, as such items are described on the Target Balance Sheet.

“Net Asset Value Shortfall” has the meaning set forth in Section 2(b)(ii) below.

“Net Asset Value Surplus” has the meaning set forth in Section 2(b)(ii) below.

“Net Cash Amount” has the meaning set forth in Section 2(b)(ii)(B) below.

“Note” has the meaning set forth in Section 2(b)(i) below.

“Note Amount” has the meaning set forth in Section 2(b)(i) below.

   “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Overlap Period” has the meaning set forth in Section 9(c) below.

“Parent” has the meaning set forth in the preface above.

“Party” or “Parties” has the meaning set forth in the preface above.

“Past Due Accounts Receivable” has the meaning set forth in Section 2(b)(i) below.

“Person” means an individual, a governmental entity (or any department, agency, or political subdivision thereof), or a partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or similar entity.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Representatives” of any Person means the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of such Person.

“Requisite Consents” has the meaning set forth in Section 7(a)(v) below.

“Retention Agreements” means the retention agreements between a Company and the employees of the Company providing for incentive payments by such Company to such employee within 90 days of the Closing Date.

“Section 338(h)(10) Election” has the meaning set forth in Section 9(j)(i) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreements” means collectively, (i), the Guarantor Security Agreement, dated as of February 28, 2005 by DSi in favor of the Agent (as defined in the Credit Agreement), (ii) the Guarantor Security Agreement, dated as of March 29, 2001 by Datastore in favor of the Agent and (iii) the Guarantor Security Agreement dated as of September 28, 2001 by 4Front in favor of the Agent.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Seller 401(k) Plan” has the meaning set forth in Section 6(e) below.

“Seller Entities” has the meaning set forth in the preface above.

“Subsidiary” means any corporation (or other entity) with respect to which a specified Person or a Subsidiary thereof owns a majority of the common stock (or analogous equity interest, as applicable) or has the power to vote or direct the voting of sufficient securities to elect a majority of members of the board of directors (or analogous governing body, as applicable).

“Target Balance Sheet” means the unaudited, consolidated balance sheet of the Companies, dated March 31, 2006, which is attached hereto as Exhibit A.

“Target Net Asset Value” means the Net Asset Value, as set forth on the Target Balance Sheet. The Parties agree that the Target Net Asset Value equals $10,123,000.

“Tax Returns” means federal, state, foreign and local Tax reports, returns, information returns and other documents.

“Taxes” or “Tax” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, registration, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or Affiliated Group or of a contractual obligation to indemnify any Person.

“Taxing Authorities” means the Internal Revenue Service and any other federal, state or local authority which has the right to impose Taxes on any Company or a Seller Entity.

“Third Party Claim” has the meaning set forth in Section 8(g) below.

“Transferred Employees” has the meaning set forth in Section 6(e)(i) below.

“4Front” means 4Front Systems, Inc., a North Carolina corporation.

2.  PURCHASE AND SALE OF THE COMPANY SHARES.

(a)  Basic Transaction.  On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of its Company Shares for the consideration specified below in this Section 2.

(b)  Purchase Price.

(i)  Closing Payment and Delivery of Notes.  At the Closing, the Buyer shall pay to the Seller immediately available funds in the amount of Twelve Million Two Hundred Eighty Thousand and 00/100 Dollars ($12,280,000) minus the Closing Offset Amount (as defined below), subject to adjustment pursuant to Section 2(b)(ii) below, by certified check or wire transfer to the Seller's designated account(s) (the “Closing Payment”). At the Closing, the Buyer shall deliver to the Seller (A) a promissory note substantially in the form of Exhibit B-1 (the “Note”) with an aggregate principal amount of Four Million and 00/100 Dollars ($4,000,000) (the “Note Amount”) and (B) a promissory note substantially in the form of Exhibit B-2 (the “Bridge Note”) with an aggregate principal amount of Two Hundred Twenty Thousand and 00/100 Dollars ($220,000) (the “Bridge Note Amount”). The Note and the Bridge Note shall be subordinated to any bank or other secured financing of the Buyer outstanding as of the Closing Date and the Seller Entities agree to enter into a subordination agreement with respect thereto reasonably acceptable to the Parties.

The purchase price for the Company Shares (the “Purchase Price”) shall equal the sum of (x) the Closing Payment, as adjusted pursuant to Section 2(b)(ii), (y) the Note Amount and (z) the Bridge Note Amount. The Purchase Price shall be payable as provided in this Section 2.

The “Closing Offset Amount” means the sum of (a) the amount by which the Closing Date Net Asset Value is less than the Target Net Asset Value, which the parties agree equals $268,800, (b) the Companies’ aggregate amount of accounts receivable that are ninety (90) days or more past due as of June 30, 2006 as shown in Section 2(b)(i) of the Disclosure Schedule which the parties agree equals $2,285,686.90, (“Past Due Accounts Receivable”) and (c) the amount by which the Net Cash Amount is greater than zero, which the parties agree equals $3,050,546. The Closing Offset Amount shall be determined based on the Closing Date Balance Sheet and the Cash Statement and set forth in a written certificate substantially in the form attached hereto as Exhibit C (“Closing Offset Certificate”) and delivered to the Buyer upon execution of this Agreement by the Parties.

(ii)  Post Closing Adjustments.

(A) At least two (2) days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer an unaudited, consolidated balance sheet for the Companies (which may or may not contain notes) (the “Closing Date Balance Sheet”) and a calculation of the Net Asset Value prepared as of June 30, 2006 (the “Closing Date Net Asset Value”). The Closing Date Balance Sheet shall include a reserve of $100,000 for obsolete inventory. The Closing Date Balance Sheet shall have been prepared in accordance with GAAP on a consistent basis through the period presented and shall present fairly, in all material respects, the financial condition of the Companies as of the applicable date thereof, subject to normal year end adjustments (which individually or in the aggregate are not reasonably expected to be material); provided, however, that the Closing Date Balance Sheet shall be without footnotes and other presentation items. The Seller shall also make available to the Buyer copies of all work papers and other documents and data as were used to prepare the Closing Date Balance Sheet (and any items therein) and the Closing Date Net Asset Value calculation. The Buyer shall have the right to dispute the Closing Date Balance Sheet (and any items therein) and the Closing Date Net Asset Value calculation and make any proposed adjustments thereto as provided in Section 2(b)(iii).

(I) If the Closing Date Net Asset Value, as finally determined in accordance with Section 2(b)(iii), is more than the Net Asset Value of the Companies indicated in the Target Balance Sheet (such surplus being a “Net Asset Value Surplus”), then the Buyer shall, subject to Section 2(b)(iii), deliver to the Parent cash in an amount equal to such Net Asset Value Surplus, if any, within sixty (60) days of such final determination; or

(II) If the Closing Date Net Asset Value, as finally determined in accordance with Section 2(b)(iii), is less than the Closing Date Net Asset Value as set forth on the Closing Date Balance Sheet (such shortfall being a “Net Asset Value Shortfall”), then the Seller shall, subject to Section 2(b)(iii), deliver to the Buyer cash in an amount equal to such Net Asset Value Shortfall, if any, within sixty (60) days of such final determination. Notwithstanding anything to the contrary in this Agreement, if the Seller fails to pay or otherwise deliver the Net Asset Value Shortfall to the Buyer in accordance with the prior sentence, then the Buyer shall have the right to set off against the principal amount of the Note the amount not paid or delivered by the Seller of such Net Asset Value Shortfall, without taking into account any Basket Amount or other deductible.

(B) At least two (2) days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer an unaudited statement of cash activity for the Companies (the “Cash Statement”) for the period beginning July 1, 2006 and ending on the Closing Date (the “Cash Adjustment Period”).  The Cash Statement shall set forth the following amounts: (1) total cash receipts to the Companies during the Cash Adjustment Period, including any Past Due Accounts Receivable collected during such period (“Gross Receipts”); and (2) total cash disbursements from the Companies during the Cash Adjustment Period, plus the amount of accrued expenses incurred in the Ordinary Course of Business for income taxes and employee benefit costs in respect of the Cash Adjustment Period to the extent not paid prior to the Closing (“Disbursements”).  Gross Receipts and Disbursements shall be determined by reference to the Seller’s cash management system reports from Bank of America, provided that Gross Receipts shall include amounts received and deposited prior to Closing and Disbursements shall include amounts in respect of checks issued prior to Closing, in each case whether or not reflected in such cash management system reports on or prior to the Closing Date as long as such items are reflected therein prior to the final determination of the Net Cash Amount pursuant to Section 2(b)(iii).  The Cash Statement shall also set forth a calculation of the “Net Cash Amount” during the Cash Adjustment Period, which shall equal Gross Receipts, less Disbursements.  The Seller shall also make available to the Buyer copies of all work papers and other documents and data used to prepare the Cash Statement (and any items therein) and the Net Cash Amount calculation.  The Buyer shall have the right to dispute the Cash Statement (and any items therein) and the Net Cash Amount calculation and make any proposed adjustments thereto as provided by Section 2(b)(iii).

(I) If the Net Cash Amount, as finally determined in accordance with Section 2(b)(iii), is greater than the Net Cash Amount as set forth on the Cash Statement (such surplus being a “Cash Surplus”), then the Seller shall, subject to Section 2(b)(iii), deliver to the Buyer cash in an amount equal to such Cash Surplus within sixty (60) days of such final determination.  Notwithstanding anything to the contrary in this Agreement, if the Seller fails to pay or otherwise deliver the Cash Surplus to the Buyer in accordance with the prior sentence, then the Buyer shall have the right to set off against the principal amount of the Note the amount not paid or delivered by the Seller of such Cash Surplus, without taking into account any Basket Amount or other deductible.

(II) If the Net Cash Amount, as finally determined in accordance with Section 2(b)(iii), is less than the Net Cash Amount as set forth on the Cash Statement (such shortfall being a “Cash Shortfall”), then the Buyer shall, subject to Section 2(b)(iii), deliver to the Parent cash in an amount equal to such Cash Shortfall within sixty (60) days of such final determination.

(iii)  Dispute Resolution Procedures.  The Buyer shall have until thirty (30) days from the Closing Date to review the Closing Date Balance Sheet (and the Closing Date Net Asset Value calculation set forth therein) and the Cash Statement (and the Net Cash Amount calculation set forth therein) and propose any adjustments thereto. All adjustments proposed by the Buyer shall be set out in detail in a written statement delivered to the Seller (an “Adjustment Statement”) and shall be incorporated into the Closing Date Balance Sheet or Cash Statement, as applicable, unless the Seller shall object in writing to such proposed adjustments within fifteen (15) days of delivery of the Adjustment Statement (the proposed adjustment or adjustments to which the Seller objects are referred to herein as the “Contested Adjustments” and the objection notice is referred to herein as the “Contested Adjustment Notice”). In the case of any Contested Adjustment relating to specifically identified obsolete or slow moving inventory, the Seller shall have the right to take full ownership of such inventory, and the Closing Date Balance Sheet shall be adjusted accordingly by reducing the book value of such inventory as included within such Closing Date Balance Sheet and specifically itemized in the Company’s inventory records. If the Seller delivers a Contested Adjustment Notice, the Seller and the Buyer shall attempt in good faith to resolve their dispute (a “Contested Adjustment Dispute”) regarding the Contested Adjustments, but if a final resolution thereof is not obtained within fifteen (15) days after delivery of said Contested Adjustment Notice, the Independent Accountant shall resolve any remaining disputes concerning the Contested Adjustments. If the Independent Accountant is requested by either party to resolve a Contested Adjustment Dispute, then (A) the Buyer and the Seller shall each submit to the Independent Accountant in writing, not later than thirty (30) days after the Independent Accountant is retained for such purpose, their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant reasonably requests, and (B) the Independent Accountant shall, within thirty (30) days after receiving the positions of both the Buyer and the Seller and all supplementary supporting documentation requested by the Independent Accountant, render its decision as to the Contested Adjustments, which decision shall be final and binding on, and non-appealable by, the Parties. The Independent Accountant’s decision shall be limited to providing a resolution of the Contested Adjustments, as calculated by the Independent Accountant in its sole discretion based on the submission by the parties of documentation and information contemplated in this paragraph, together with the amount of the Closing Date Net Asset Value and/or the Net Cash Amount, as applicable, taking into account the resolution of such Contested Adjustments, which amount shall be set forth in a certificate delivered to the parties by the Independent Accountant. The fees and expenses of the Independent Accountant related to the resolution of Contested Adjustments shall be paid by the following Party: (1) if any of the Contested Adjustments relate to the Closing Date Net Asset Value, the Party whose estimate of the Closing Date Net Asset Value is farthest from the Independent Accountant’s calculation of Closing Date Net Asset Value and (2) otherwise, by the Party whose estimate of the Net Cash Amount is farthest from the Independent Accountant’s calculation of the Net Cash Amount. The Closing Date Balance Sheet and the Cash Statement shall be deemed to include all proposed adjustments of the Buyer not disputed by the Seller, and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments.

(c)  The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wiggin and Dana LLP in Stamford, CT, commencing at 10:00 a.m. local time, on the fifth (5th) business day immediately following the date on which the last condition set forth in Section 7 hereof is fulfilled or waived in writing, or such other date as the Buyer and the Seller may mutually determine in writing (the “Closing Date”).

(d)  Deliveries at the Closing.  At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of its Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the Closing Payment, the Note and the Bridge Note.

(e)  Post Closing Payments for Collection of Past Due Accounts Receivable.

(i) The Parties acknowledge that Seller has collected certain Past Due Accounts Receivable prior to the Closing, the amount of which is included within Gross Receipts under Section 2(b)(ii)(B) above. Buyer shall remit such Past Due Accounts Receivable to Parent as follows: (A) $1,500,000 on September 10, 2006, and (B) $785,687 on October 10, 2006.

(ii) In addition, the Buyer shall use commercially reasonable efforts to collect all outstanding Past Due Accounts Receivable after the Closing; provided, however, that commercially reasonable efforts shall not include the commencement of legal action or any other formal proceeding to collect any such account except as set forth below. All customer payments collected each month by the Buyer with respect to such Past Due Accounts Receivable shall be remitted, along with supporting accounting detail, to the Parent within ten business days of each month end after the Closing. In addition, the Buyer shall provide the Parent, on the tenth business day of each of the five (5) calendar months after Closing and thereafter no later than the tenth business day after the end of each calendar quarter, with a report detailing outstanding Past Due Accounts Receivable. The Buyer shall also provide the Parent with prompt notice upon becoming aware that any customer of the Companies who has an outstanding Past Due Account Receivable has filed or plans to file for bankruptcy, or receiving notice that any customer is refusing to pay, or asserting a right to make a set-off against, any Past Due Account Receivable. At the Parent’s option, exercisable at any time after Closing, the Buyer will assign all of its right, title and interest in and to such Past Due Accounts Receivable to the Parent or, if the Parent has requested, the Buyer shall (i) file protective liens in respect thereof, and (ii) commence legal action in respect thereof, in each case at the sole cost and expense of the Parent. The Buyer agrees to make itself available for discussion regarding any Past Due Accounts Receivable assigned to the Parent to assist the Parent in its own collection efforts in connection therewith.

3.	REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER ENTITIES AND THE BUYER.

(a)  Representations and Warranties of the Seller Entities.  Each of the Seller Entities represents and warrants to the Buyer, jointly and severally, that except as set forth in the Disclosure Schedule, the statements contained in this Section 3(a) are correct and complete as of the date hereof.

    (i) Organization. Each of the Seller Entities is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

    (ii) Authorization of Transaction. Each of the Seller Entities has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by all required corporate proceedings of each of the Seller Entities and no other corporate proceedings are necessary to authorize this Agreement and such agreements contemplated hereby and transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of each of the Seller Entities, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

    (iii) Government Authorizations. Except as set forth in Section 3(a)(iii) of the Disclosure Schedule, neither Seller Entity is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

    (iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which a Seller Entity is subject or any provision of the charter or bylaws of a Seller Entity or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which a Seller Entity may be a party or by which it is bound or to which its assets are subject, excluding from the foregoing such requirements, conflicts, defaults, rights or violations (1) that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and would not adversely affect, in any material respect, the ability of the Seller to consummate the transactions contemplated by this Agreement or (2) that become applicable as a result of the business or activities in which the Buyer engages or proposes to be engaged, or as a result of any acts or omissions by, or the status of or any facts pertaining to, the Buyer. The Seller Entities do not reasonably anticipate any material impediments to their obtaining all required permits, licenses, approvals or authorizations of governmental authorities listed in Section 3(a)(ii) and Section 3(a)(iii) of the Disclosure Schedule.

    (v) Brokers' Fees. Neither Seller Entity has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or any Company could become liable or obligated, other than certain fees to FMI Corporation all of which fees shall be paid by the Seller Entities.

    (vi) Company Shares. The Seller holds of record and owns beneficially the number of Company Shares set forth in Section 4(b) below, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, or commitments. Neither Seller Entity is a party to or has any beneficial ownership interest in any option, warrant, purchase right, or other security, contract or commitment that could require the

          Seller (or any successor holder of any Company Shares) to sell, transfer, pledge or otherwise dispose of any capital stock or any other security of any Company (other than this Agreement) to any Person. Neither Seller Entity is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of any Company. None of the Company Shares are bound by any right of first offer or first refusal, tag-along rights, co-sale rights, preemptive rights or other similar rights by which any Person may have the right or option to purchase any of the Company Shares from the holder thereof.

    (vii) Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Seller Entities, threatened against or affecting the Seller Entities before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement.

(b)  Representations and Warranties of the Buyer.   The Buyer represents and warrants to the Seller Entities that except as set forthin the Disclosure Schedule, the statements contained in this Section 3(b) are correct and complete as of the date hereof.

    (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

    (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby, have been duly authorized by all required corporate proceedings of the Buyer and its Affiliates, and no other corporate proceedings are necessary to authorize this Agreement and such agreements contemplated hereby and the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

(iii)  Government Authorizations. Except as set forth in Section 3(b)(iii) of the Disclosure Schedule, the Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

    (iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for requirements, conflicts, defaults, rights or violations that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder.

    (v) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(vi) Investment. The Buyer is purchasing the Company Shares for its own account and is not acquiring the Company Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act. The Buyer has no present intention of selling, granting any participation in, or otherwise distributing any of the Company Shares. None of the Buyer or its Affiliates has entered into any contract, undertaking, agreement or arrangement with any Person for resale of any of the Company Shares. The Buyer acknowledges that the offering of the Company Shares pursuant to this Agreement has not been and will not be registered under the Securities Act or any state securities or blue sky laws on the grounds that the offering and sale of the Company Shares contemplated by this Agreement is exempt from registration pursuant to exemptions available under such laws, and that the Seller's reliance upon such exemptions is predicated in part upon the Buyer's representations set forth in this Agreement.

(vii) Accredited Investor. The Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and has the knowledge and experience necessary to evaluate the merits and risks of an investment in the Company Shares and the consummation of the transactions contemplated hereby.

(viii) Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Buyer, threatened against or affecting the Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement.

(ix) Disclaimers. The Buyer:

(A) acknowledges that other than as set forth in Section 3(a) and Section 4 of this Agreement and as may be set forth in the Disclosure Schedule, neither the Parent, the Seller nor any of their respective directors, officers, shareholders, employees, Affiliates, controlling Persons, agents or advisors or the Representatives thereof makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer or its directors, officers, employees, affiliates, controlling Persons, agents or Representatives; and

(B) acknowledges and agrees that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in a schedule is or is not material.

(x) Legal Compliance. To the Knowledge of the Buyer, the Buyer is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the ability of the Buyer to perform its obligations under this Agreement. To the Knowledge of the Buyer, except as set forth in Section 3(b)(x) of the Disclosure Schedule, the Buyer holds and is in compliance with all permits, licenses, approvals, and authorizations of governmental authorities, required for the conduct of its business as currently conducted, except to the extent that any failure to hold or comply would not reasonably be expected to have a material adverse effect upon the Buyer following the Closing. The Buyer does not reasonably anticipate any material impediments to its obtaining all required permits, licenses, approvals or authorizations of governmental authorities listed in Section 3(b)(ii) and 3(b)(iii) of the Disclosure Schedule required to consummate the transactions contemplated hereunder.

(xi) Affiliates. Section 3(b)(xi) of the Disclosure Schedule sets forth the names of the stockholders of the Buyer as of immediately prior to the Closing Date and the respective ownership amounts of such stockholders. The Buyer has delivered or made available to the Seller true and correct copies of internally prepared financial statements of Buyer for the fiscal year ended December 31, 2005.

4.	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES.

The Parent and the Seller jointly and severally represent and warrant to the Buyer that except as set forth in the Disclosure Schedule, each of the statements contained in this Section 4 are correct and complete as of the date of this Agreement. The exceptions, modifications and disclosures made in any Section of the Disclosure Schedule are made for all purposes of this Agreement or in any agreement or instrument delivered pursuant to or in connection with this Agreement notwithstanding the fact that no express cross-reference is made; provided, however, that the applicability of any particular exception, modification or disclosure to a particular section of the Disclosure Schedule must be reasonably clear from the description thereof.

(a)  Organization of the Companies.  Each Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it, except where any such failure to be so organized and existing or to have such power and authority would not individually or in the aggregate have a Material Adverse Effect.  Complete and accurate copies of the charter and bylaws (each as amended to date) of each Company have been delivered or made available to the Buyer. The minute books for each Company made available to the Buyer contain complete and accurate records and accurately reflect all corporate action of the stockholders and board of directors (including committees thereof) of such Company in all material respects. The stock certificate books and stock transfer ledgers of each Company delivered to the Buyer are true, correct and complete in all respects. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed. Each Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

(b)  Capitalization.

    (i) Companies. The authorized capital stock of each Company and the number of shares of such capital stock that is issued and outstanding, and that is held in treasury of any Company, are as set forth in Section 4(b) of the Disclosure Schedule. The Company Shares constitute all of the issued and outstanding shares of capital stock of the Companies. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller, free and clear of all Security Interests and other liens or encumbrances. There are no outstanding or authorized options, warrants, purchase rights, rights of first offer or first refusal, pre-emptive rights, participation rights, subscription rights, conversion rights, exchange rights, or other similar contracts or commitments that could require any Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other securities that may converted into or exchanged for capital stock of any Company, or grant to any Person the right to subscribe for any capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the capital stock of any Company.

    (ii)  Subsidiaries.  None of the Companies has, or has at any time during the period in which such Company has been a subsidiary of Seller had, any Subsidiaries and none of the Companies otherwise owns or controls, directly or indirectly, any equity or similar interest or any interest convertible into or exchangeable or exercisable for any equity or similar interest in any Person.

(c)  Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Company is subject or any provision of the charter or bylaws of any Company or (ii) conflict with, result in a breach of, constitute a default under, or result in the acceleration, cancellation or termination of any right or obligation under any agreement, contract, lease, license, instrument, or other arrangement (including, without limitation, any right to payment under any of the foregoing) to which any Company is a party or by which it is bound or to which any of its assets is subject and which is to be assigned to and assumed by the Buyer pursuant hereto, except where the violation, conflict, breach, default, or acceleration would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4(c) of the Disclosure Schedule, none of the Companies is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(d)  Brokers' Fees.  None of the Companies has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(e)  Title to Assets.  Each Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Financial Statements, free and clear of all Security Interests, except for (i) fixed assets having an aggregate value of not greater than $25,000, and (ii) inventory; in each case, that has been disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements and except as provided in the Security Agreements and pursuant to the GE Agreements.

(f)  Financial Statements.  Copies of the following financial statements are attached to Section 4(f) of the Disclosure Schedule: (i) the unaudited, consolidated balance sheets and statements of income, shareholder equity, and cash flows as of and for the for the fiscal year ended December 31, 2005 for the Companies (the “Annual Financial Statements”); and (ii) an unaudited, consolidated balance sheet and statements of income, shareholder equity and cash flows, as of and for the six months ended June 30 for the Companies (the “Most Recent Financial

Statements” and, together with the Annual Financial Statements, the “Financial Statements”). June 30, 2006 is sometimes referred to herein as the “Most Recent Fiscal Quarter End.” The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP on a consistent basis through the periods presented in the Financial Statements and present fairly, in all material respects, the financial condition of the Companies (as applicable) as of such dates and the results of operations and cash flows of the Companies (as applicable) for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which individually or in the aggregate are not reasonably expected to be material) and lack footnotes and other presentation items.

(g)  Undisclosed Liabilities.  Except (i) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the Most Recent Financial Statements, (ii) as otherwise disclosed herein or in Section 4(g) of the Disclosure Schedules, and (iii) as and to the extent disclosed or reserved against in the balance sheet of the Companies for the Most Recent Fiscal Quarter End, since the Most Recent Fiscal Quarter End none of the Companies has incurred any liabilities or obligations (whether direct, indirect, accrued or contingent) that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect and be required to be reflected or reserved against in a balance sheet of the Companies prepared in accordance with GAAP.

(h)  Events Subsequent to Most Recent Fiscal Quarter End.  Since the Most Recent Fiscal Quarter End, there has not been any event or occurrence that has had, or is reasonably likely to have, a Material Adverse Effect and none of the Companies have:

(i) become legally obligated to sell, assign or otherwise transfer any of their material assets or properties, other than in the Ordinary Course of Business;

(ii) made any acquisition of all of the capital stock (whether by merger or otherwise) or all or substantially all of the assets of any Person;

(iii) subjected any material asset to a Security Interest;

(iv) amended or authorized any amendment to its charter or bylaws;

(v) incurred any indebtedness for borrowed money from a non-affiliated Person or incurred any liability (contingent or otherwise) in excess of $50,000, other than trade payables incurred in the Ordinary Course of Business;

(vi) declared or made any payment or distribution to the Seller, other than in connection with the Seller advancing funds to, and sweeping cash of, the Companies pursuant to the Seller’s cash management system with Bank of America in the Ordinary Course of Business;

(vii) issued, sold, pledged, disposed of, or encumbered any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of the capital stock of any Company;

(viii) made any change to its accounting policies, principles or practices other than as required by law or changes in GAAP;

(ix) made any loans to any Persons other than advances for business expenses in the Ordinary Course of Business;

(x) entered into, adopted, amended or terminated any bonus, profit sharing, compensation or stock option/ownership plan, severance or other Employee Benefit Plan or other arrangement for the benefit of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director or officer, other than as required under any employment agreement listed in Section 4(m) of the Disclosure Schedule;

(xi) waived any right in any contract listed in Section 4(m) of the Disclosure Schedule, the waiver of which would reasonably be expected to materially detract from the value of such contract to any Company; or

(xii) become obligated to take any of the actions specified in subparagraphs (i) through (xi) above.

(i)  Legal Compliance.  To the Knowledge of the Seller Entities, each Company is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof). To the Knowledge of the Seller Entities, except as set forth in Section 4(i) of the Disclosure Schedule, each Company holds and is in compliance with all permits, licenses, approvals, and authorizations of governmental authorities required for the conduct of its business as currently conducted.

(j)  Tax Matters.

(i) Except as set forth in Section 4(j)(i) of the Disclosure Schedule, all federal Income Tax Returns required to be filed in respect of the Companies’ Affiliated Group prior to the Closing Date have been filed and all Income Taxes shown thereon have been paid. At no time has any Company been a member of an Affiliated Group filing a consolidated income tax return in which the common parent was not the Parent. All such Income Tax Returns were correct and complete in all material respects. All material Income Taxes owed by a Seller Entity or a Company (whether or not shown on any Tax Return) have been paid. Except as described above in this subparagraph (i), neither the Parent, the Seller nor any Company is currently the beneficiary of any extension of time within which to file any Income Tax Return. No written claim has ever been made by an authority in a jurisdiction where a Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Each Company has filed all state and local Income Tax Returns that it was required to file prior to the date hereof, and has paid or has reserved adequate funds for the payment of all Income Taxes shown thereon as owing.

(iii) None of the Companies has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

(iv) Each Company has withheld and paid all Taxes required to have been withheld and paid by such Company, except payroll taxes which are not due as of the Closing Date and which have been appropriately reflected as liabilities on the Most Recent Financial Statements.

(v) There is no dispute or claim concerning any material liability in respect of any Tax of a Seller Entity or any Company either (A) claimed or raised by any authority in writing or (B) as to which the Seller Entities have Knowledge. All deficiencies asserted or assessments (if any) made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including any Company have been fully paid, and to the Knowledge of the Seller Entities there are no other audits or investigations by any taxing authority in progress, nor has any Company or any Seller Entity received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign Taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No Company or Seller Entity is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities with respect to any Company.

No item of income or gain reported by any Company for financial accounting purposes in or for any period prior the Closing Date is required to be included in taxable income for any period on or after the Closing Date, other than those disclosed on Section 4(j)(v) of Disclosure Schedule. No property owned by any Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code. None of the assets of any Company directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Code.  All material elections with respect to Taxes affecting each Company as of the date hereof are set forth in Section 4(j)(v) of the Disclosure Schedule.  No Company has any liability for the Taxes of any person under United States Treasury Regulation Reg. section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, except for liability arising under Treas. Reg. section 1.1502-6 with respect to current members of each Company's Affiliated Group.

(vi) Neither the Parent, the Seller nor any Company has filed a consent under Code § 341(f) concerning collapsible corporations. Neither the Parent, the Seller nor any Company has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). To the Knowledge of the Seller Entities, the Seller Entities and each Company have disclosed on their respective federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code § 6662. Neither the Parent, the Seller nor any Company is a party to any Tax allocation or sharing agreement which will not be terminated on or before the Closing Date.

(vii) The unpaid Taxes of the Companies did not, as of the Most Recent Fiscal Quarter End, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto).

(viii) No Company is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal Income Tax purposes.

(ix) Except as set forth in Section 4(j)(ix) of the Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by any Company by reason of Section 280G of the Code.

(k)  Real Property.

(i) No Company has, at any time during the period in which such Company has been a subsidiary of Seller, owned any real property (the “Real Property”).

(ii) Section 4(k)(ii) of the Disclosure Schedule lists and describes briefly all parcels of Real Property leased or subleased to any Company by any other Person. The Seller Entities have made available to the Buyer correct and complete copies of the leases and subleases listed in Section 4(k)(ii) of the Disclosure Schedule and:

(A) each such lease or sublease is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, non-binding nature, unenforceability, or ineffectiveness would not prohibit the Companies from occupying or using the leased premises thereunder or otherwise would not reasonably be expected to have a Material Adverse Effect;

(B)  the consummation of the transactions contemplated hereby is not an event of default under any such lease or sublease;

(C)  no Company is, and to the Knowledge of the Seller Entities, no other party to any such lease or sublease is, in breach or default, and to the Knowledge of the Seller Entities, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)  none of the Companies has received any notice that any party to any such lease or sublease has repudiated any provision thereof;

(E)  to the Knowledge of the Seller Entities, there are no oral agreements or forbearance programs in effect as to any such lease or sublease; and

(F) none of the Companies has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

(l)  Intellectual Property.

        (i)  Each Company owns, holds valid licenses for, and/or otherwise possesses the valid and enforceable right to use all Intellectual Property that is used or reasonably necessary for the conduct of the business of the Company as currently conducted or proposed to be conducted. To the Knowledge of the Seller Entities, none of the Companies has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties in any material respect, and none of the Companies or the Seller Entities has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller Entities, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of any Company in any material respect.

        (ii) Section 4(l)(ii) of the Disclosure Schedule identifies each patent and trademark registration which has been issued to each Company with respect to any of its Intellectual Property, identifies each pending patent or trademark application which each

Company has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which each Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Section 4(l)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by each Company in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(l)(ii) of the Disclosure Schedule:

 (A) the applicable Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

 (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

                   (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the
      Seller Entities, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

(iii) Section 4(l)(iii) of the Disclosure Schedule lists and briefly describes all licenses, sublicenses, agreements, and permissions (as amended to date), with respect to each material item of Intellectual Property that any third party owns or that are available pursuant to open-source licenses, and that any Company presently uses pursuant to license, sublicense, agreement, or permission, except for “Shrink-wraps” and similar widely available binary code and commercial end-user licenses. With respect to each item of Intellectual Property required to be identified in Section 4(l)(iii) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, non-binding nature, unenforceability, or ineffectiveness would not reasonably be expected to have a Material Adverse Effect;

(B) no Company is, and to the Knowledge of the Seller Entities, no other party to the license, sublicense, agreement, or permission is in material breach or default, and to the Knowledge of the Seller Entities, no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(C) no Company has, and to the Knowledge of the Seller Entities, no other party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

(D) the applicable Company has not granted any sublicense or similar right with respect to such license, sublicense, agreement, or permission other than in the Ordinary Course of Business.

(iv) All Intellectual Property created at any Company or any predecessor in interest, or by any employee or consultant working for any Company, has been made as a work for hire, or has otherwise been assigned to the applicable Company and such assignor is contractually obligated to assist such Company in registering any such Intellectual Property rights.

(m)  Contracts.  With respect to each of the contracts listed in Section 4(m) of the Disclosure Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect as to the Company party thereto; (B) neither the Company party thereto nor, to the Knowledge of the Seller Entities, any other party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) neither the Company party thereto nor, to the Knowledge of the Seller Entities, any other party, has repudiated any material provision of the agreement. Section 4(m) of the Disclosure Schedule lists the following contracts and other agreements in effect on the date hereof to which any Company is a party:

    (i) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

    (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000, or any agreement requiring capital expenditures or the disposal or acquisition of assets in excess of $50,000;

    (iii) any agreement (or group of related agreements) under which any Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

    (iv) any material written agreement concerning confidentiality or noncompetition;

    (v) any material agreement with a Seller Entity or another Affiliate of any Seller Entity or any Company;

    (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, or employees;

              (vii) any collective bargaining agreement;

    (viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing material severance benefits;

    (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

    (x) any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

    (xi) any other agreement (or group of related agreements) the performance of which, or the payments under which, involves consideration in excess of $50,000 in the aggregate;

    (xii) any agreement for any joint venture, partnership, strategic alliance, co-marketing arrangement or other similar agreement;

    (xiii) any agreement for the exclusive supply of products or services to or by any Company; or

    (xiv) any tax sharing or allocation agreement.

(n)  Guarantees.  Each of the Companies is a guarantor under the Seller’s Credit Facility. Except as set forth in the immediately preceding sentence, and except for the GE Guarantees, none of the Companies is a guarantor of any Liability or obligation (including indebtedness) of any other Person.

(o)  Tangible Assets.  Each Company owns or leases all buildings, machinery, equipment, and other tangible assets reasonably necessary for the conduct of its business as presently conducted.

(p)  Litigation.  Section 4(p) of the Disclosure Schedule sets forth each instance in which any Company is subject to any outstanding injunction, judgment, order, decree, ruling, or charge. Except as set forth in Section 4(p) of the Disclosure Schedules, there are no actions or suits, or any administrative, arbitration or other proceedings pending, or, to the Knowledge of the Seller Entities, threatened, against any Company, or that relate to any of its capital stock, properties, assets and business operations, as of the date hereof, by or before any court, governmental or regulatory authority or by any third party.

(q)  Employees.

(i) Except as provided in Section 4(q)(i) of the Disclosure Schedule, there is no charge, action, complaint, or proceeding pending, or to the Knowledge of the Seller Entities, threatened, against any Company relating to the alleged violation of any applicable state or federal labor or employment law or regulation, including any charge or complaint filed by any employee or labor organization with the National Labor Relations Board, the Equal Employment Opportunities Commission, or any other governmental agency, as to which an outcome adverse to such Company would reasonably be expected to have a Material Adverse Effect, nor is there pending against any Company any grievance by any employee or labor organization under any collective bargaining agreement with respect to employees of such Company. To the Knowledge of the Seller Entities, each Company is in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, work place safety and health, individual employment rights, payment of wages, pension and welfare benefit laws, and wages and hours with respect to the Employees and Contract Workers. None of the employment policies or practices or health, welfare, pension or other Employee Benefit Plans of any Company relating to the Employees or Contract Workers is currently being audited or investigated or, to the Knowledge of the Seller Entities, has been identified for imminent audit or investigation, by any governmental authority.

(ii) There is no pending strike, slow-down, picketing, or work stoppage by employees of any Company, nor is there any pending lockout by any Company of any its employees.

(iii) There is no pending organizing activity or petition for certification by or on behalf of any labor organization with respect to employees of any Company.

(iv) Section 4(q)(iv) of the Disclosure Schedule sets forth as of June 30, 2006, (i) the name and address of each present officer, director and each other exempt non-hourly employee and the present annual salary and other compensation (including but not limited to wages, salary, commissions, normal bonus, profit sharing, deferred compensation and other extra compensation) payable by each Company to each such individual and (ii) the name and present rate of salary or wages and other compensation payable by the Company to each other present employee of the Company (collectively, the “Employees”).

(v) Section 4(q)(v) of the Disclosure Schedule identifies as of June 30, 2006, all present consultants, independent contractors, leased employees and any other representatives, servants or agents used in the Company’s operations who are classified by the Company other than as employees or paid other than through wages paid by the Company reportable on a Form W-2 or similar form in any applicable jurisdiction (collectively, the “Contract Workers”), together with each such individual’s role, location, start date of assignment, the fee or compensation arrangements and other contractual terms in effect with respect to such individual, including notice provisions, and the name of the respective vendor. At all times, all Contract Workers have been properly classified and treated by the Company in accordance with all applicable Laws and for purposes of all Employee Benefit Plans and other perquisites made available by the Company to its Employees. The Company has paid or accrued on its books all commissions payable to its sales agents and other Contract Workers.

(vi) No Company is delinquent in payments to any Employees or Contract Workers for their wages, salaries, commissions, bonuses, or other direct compensation for any services performed for such Company or in payment of any amount required to be reimbursed to such individual including any payments to be made to Employees or the Company to any Employee Benefit Plan (whether on behalf of Employees or of the Company) under any such Employee Benefit Plan.

(vii) Since January 1, 2003, (i) there has not been a “plant closing,” “business closing,” or “mass layoff” (as defined in the Worker Adjustment and Retraining Act (“WARN Act”) or any similar state or local Law) affecting any site of employment of any Employee and (ii) no Employee, or other individual employed by the Company at any site of employment containing any Employee, has suffered an “employment loss” (as defined in the WARN Act or any similar state or local Law). To the Knowledge of the Seller Entities, there are no Persons who have a right to be reinstated or re-engaged by the Company.

(viii) Section 4(q)(viii) of the Disclosure Schedule lists all written manuals, handbooks, statements of terms and conditions of employment, and benefit policies for the Employees, copies of all of which have been provided or made available to the Buyer. To the Knowledge of the Seller Entities, the Company has complied in all material respects with the practices set forth in such Contracts, manuals and other documents.

(r)  Employee Benefits.

(i) Attached hereto in Section 4(r) of the Disclosure Schedule is a true and complete list of (A) each “employee benefit plan,” as defined in Section 3(3) of ERISA, and (B) each bonus, incentive, profit sharing, deferred compensation, excess benefit, retirement, supplemental retirement, pension, change-in-control, employment contract, stock purchase, stock ownership, stock option, stock appreciation, supplemental unemployment, vacation, sick-day, severance, medical, dental, vision, disability, life insurance, death benefit, cafeteria and/or and other material employee benefit or fringe benefit plan, program or arrangement that provides benefits or compensation, in each case in respect of any Employee or former Employee of any Company or the beneficiaries or the dependents of any such Employee or former Employee or under which any Employee or former Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by any Company, or to which any Company contributes or is or has been obligated or required to contribute (collectively, the “Employee Benefit Plans”).

(ii) A copy of each Employee Benefit Plan listed in Section 4(r) of the Disclosure Schedule, the summary plan descriptions and in the case of an unwritten Employee Benefit Plan, a written description thereof, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan has been furnished or made available to the Buyer.

(iii) Each Employee Benefit Plan that is intended to be a tax-qualified deferred compensation plan under Section 401(a) of the Code has either received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of said Code Section and that its related trust is exempt from taxation under Section 501(a) of the Code, or is an adopter of a “prototype plan” and an opinion letter has been issued to the prototype sponsor of the plan on which the Company or Companies is entitled to rely.

(iv) Each of the Employee Benefit Plans listed in Section 4(r) of the Disclosure Schedule (A) complies in all material respects with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and (B) has at all times been maintained and operated in compliance with its terms and the requirements of all applicable laws, including without limitation ERISA and the Code, except to the extent as would reasonably be expected not to have a Material Adverse Effect. None of the Companies is obligated to create, modify or terminate any Employee Benefit Plan listed in Section 4(r) of the Disclosure Schedule, and no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan listed in Section 4(r) of the Disclosure Schedule.

(v) Neither Seller Entity nor any Company has incurred any liability to the Pension Benefit Guaranty Corporation (other than contributions to the plan and premiums to the Pension Benefit Guaranty Corporation, which in either event are not in default) or any withdrawal liability within the meaning of Section 4201 of ERISA, or any other liability pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in any such case relating to any Employee Benefit Plan or any pension plan maintained by any Person that would be treated as a single employer with the Seller Entities or any Company under Section 4001 of ERISA or Section 414 of the Code (an ERISA affiliate).

(vi) Full payment has been made of all amounts which each Company and any ERISA Affiliate are required to have paid as contributions to or benefits under any Employee Benefit Plan and any Affiliate Plan as of the end of the most recent plan year thereof, except to the extent as would reasonably be expected not to have a Material Adverse Effect.

(vii)  Each Company and all ERISA Affiliates thereof have complied with all reporting and disclosure obligations to all governmental entities and all participants and beneficiaries with respect to each Employee Benefit Plan required by the terms of such Employee Benefit Plan, any statutes, orders, rules or regulations, including but not limited to ERISA, the Code and the Sarbanes-Oxley Act of 2002, to the extent that the failure to do so would have a Material Adverse Effect.

(viii)  Except as required by Section 4908B of the Code and Title I, Part 6 of ERISA, the Company has no liability for any obligation to provide post-retirement health or medical benefits for retired or former Employees of any Company.

(ix)  With respect to the Employee Benefit Plans which are “group health plans” under Section 4980B of the Code or Section 607(1) of ERISA, each Company has timely complied in all material respects with all requirements imposed under Section 4980B of the Code and Part 6 of Title I of ERISA. No Company nor any ERISA Affiliate thereof has any liability, loss, assessment, tax penalty, or other sanction with respect to any failure to comply with such requirements.

(x)  Other than as disclosed in Section 4(r)(x) of the Disclosure Schedule, no Company has any liability related to any obligations under any stock option plans of the Seller Entities or any ERISA Affiliate.

(s)  Environmental, Health, and Safety Matters.

    (i) Except as disclosed in Section 4(s) of the Disclosure Schedule, each Company has complied with all Environmental, Health, and Safety Requirements, except for any non-compliance which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Seller Entities have provided or made available to the Buyer all environmental reports, notes, documents or findings in their possession or the possession of any Company that relate to any property or facility owned, leased or operated by any Company.

    (ii) To the Knowledge of the Seller Entities, none of the following exists at any property or facility owned or operated by any Company: (1) underground storage tanks, (2) friable asbestos or friable-asbestos-containing material, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

    (iii) To the Knowledge of the Seller Entities, none of the Companies has treated, stored, disposed of, transported, handled, or released any substance the treatment, storage, disposal, transport, handling or release of which is governed or otherwise regulated by any Environmental, Safety or Health Requirement, including without limitation any Hazardous Substance.

    (iv) To the Knowledge of the Seller Entities, none of the Companies owns or operates nor has any of the Companies owned or operated any property or facility contaminated by any substance referred to in Paragraph 4(s)(iii) above, such as to give rise to Adverse Consequences, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or any other Environmental, Health, and Safety Requirements.

(t)  Notes and Accounts Receivable; Inventory.

    (i) All notes and accounts receivable of each Company are reflected properly on its books and records. All accounts receivable reflected on the balance sheet at the Most Recent Fiscal Quarter End or on such books have been generated in the Ordinary Course of Business and reflect bona fide obligations for the payment of goods or services provided by the Companies and are subject to reserves which are reasonable in light of each Company’s historical collection experience. To the Knowledge of the Seller Entities, the methodology used in the calculation of such reserves is reasonable in light of the nature of each Company’s outstanding accounts receivable.

    (ii) The inventory, work in process and supplies of the Company are in good and marketable condition, and are saleable in the Ordinary Course of Business. Adequate reserves have been reflected in the Most Recent Balance Sheet for shorts, obsolete or otherwise unusable inventory, which reserves were calculated and in accordance with GAAP consistently applied.

(u)  Bank Accounts, Signing Authority, Powers of Attorney.  Except as set forth on Section 4(u) of the Disclosure Schedule, no Company has any account, credit card, or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of any Company, to charge credit, to withdraw any money or other property from any bank, brokerage or other account of the Company or to act under any power of attorney granted by any Company at any time for any purpose. Section 4(u) of the Disclosure Schedule also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of the Company.

(v)  Insurance.  Each Company has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. The Seller has delivered or made available to the Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. Each Company has complied in all material respects with the terms and provisions of such policies. Section 4(v) of the Disclosure Schedule describes any self-insurance arrangements affecting any Company.

Section 4(v) of the Disclosure Schedule lists each insurance policy of each Company (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) and the following information with respect to each insurance policy to which each Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

        (i) the name, address, and telephone number of the agent;

       (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

       (iii) the policy number and the period of coverage;

       (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

      (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

(w)  Disclosure.  The representations and warranties of the Seller Entities contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact required to be stated herein or necessary in order to make the statements and information contained herein, in light of the circumstances in which they were made, not misleading.

(x)  Disclaimer of Other Representations and Warranties.  Except as expressly set forth in Section 3(a) and this Section 4, neither the Seller Entities nor any of their respective Affiliates or Representatives make any representation or warranty, express or implied, at law or in equity, with respect to any of its or their respective assets, liabilities or operations or the Companies, including, without limitation, representations and warranties of merchantability or fitness for any particular purpose, title, or non-infringement, and any such other representations or warranties are hereby expressly disclaimed.

(y) Suppliers and Customers. The relationships of each Company with its material suppliers and customers are good commercial working relationships and, except as set forth in Section 4(y) of the Disclosure Schedule, no supplier or customer of material importance to any Company has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with any Company or has during the last twelve (12) months decreased materially, or threatened in writing to decrease or limit materially, its services, supplies or materials for use by any Company or its usage or purchase of the services or products of any Company, except for normal cyclical changes related to suppliers’ or customers’ businesses. To the Knowledge of the Seller Entities, no material supplier or customer intends to cancel or otherwise substantially modify its relationship with any Company or to decrease materially or limit its services, supplies or materials to such Company, or its usage or purchase of such Company’s services or products, as the case may be.

5.  PRE-CLOSING COVENANTS.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)  General.  Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Section 7 below), including without limitation the securing of the necessary financing for the consummation of such transactions.

(b)  Regulatory Matters.  The Seller Entities and the Buyer shall cooperate and use all commercially reasonable efforts to promptly prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings and obtain all necessary permits, consents, approvals and authorizations of all governmental authorities necessary or advisable to obtain all required statutory approvals, including, without limitation, those described in Section 3(b)(iii) of the Disclosure Schedule. In furtherance of the foregoing, the Seller Entities and the Buyer shall cooperate and use all commercially reasonable efforts to prepare and file any such applications, notices, petitions, filings and other documents no later than ten (10) days from the date hereof or as soon thereafter as practicable and shall thereafter cooperate to diligently prosecute all such applications, notices, petitions, filings and other documents. Each Party shall, consistent with applicable law, before making any applications, notices, petitions or filings, provide a copy thereof to the other Parties for their review and shall consider incorporating the comments of any other Party in good faith. Without limiting the generality of the foregoing, the Buyer shall not take any action, directly or indirectly, that could reasonably be expected to cause any governmental authority to withhold or deny any permit, consent, approval or authorization set forth in Section 3(b)(iii) of the Disclosure Schedule. Each Party shall (i) promptly notify the other Parties of any written communication to that Party from any governmental authority and, subject to applicable law, permit the other Parties to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby, unless it consults with the other Parties in advance and, to the extent permitted by such governmental authority, gives the other Parties the opportunity to attend and participate thereat; and (iii) furnish the other Parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement.

(c)  Operation of Business.  The Seller Entities will not cause or permit any Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. The Seller Entities will cause the Companies not to, without the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(i) become legally obligated to sell, assign or otherwise transfer any of their material assets or properties, other than in the Ordinary Course of Business;

(ii) make any acquisition of all of the capital stock (whether by merger or otherwise) or all or substantially all of the assets of any Person;

(iii) subject any material asset to a Security Interest;

(iv) amend or authorize any amendment to its charter or bylaws;

(v) incur any indebtedness for borrowed money from a non-affiliated Person or incur any liability (contingent or otherwise) in excess of $50,000, other than trade payables incurred in the Ordinary Course of Business;

(vi) declare or make any payment or distribution to the Seller, provided that the Seller may advance funds to, and sweep cash of, the Companies pursuant to the Seller’s cash management system with Bank of America in the Ordinary Course of Business;

(vii) issue, sell, pledge, dispose of, or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of the capital stock of any Company;

(viii) make any change to its accounting policies, principles or practices other than as required by law or changes in GAAP;

(ix) make any loans to any Persons other than advances for business expenses in the Ordinary Course of Business;

(x) enter into, adopt, amend or terminate any bonus, profit sharing, compensation or stock option/ownership plan, severance or other Employee Benefit Plan or other arrangement for the benefit of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director or officer, other than as required under any employment agreement listed in Section 4(m) of the Disclosure Schedule;

(xi) waive any right in any contract listed in Section 4(m) of the Disclosure Schedule, the waiver of which would reasonably be expected to materially detract from the value of such contract to any Company; or

(xii) become obligated to take any of the actions specified in subparagraphs (i) through (xi) above.

(d)  Preservation of Business.  The Seller Entities will cause each Company to use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(e)  Full Access.  The Seller Entities will permit, and the Seller Entities will cause each Company to permit, Representatives of the Buyer to have full access at all reasonable times,

and in a manner so as not to interfere with the normal business operations of any Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each Company. The Buyer and its Representatives will treat and hold as such any Company Confidential Information it receives in the course of the reviews contemplated by this Section 5(e), will not use or disclose any of the Company Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, promptly will return to the Seller Entities all tangible embodiments (and all copies, notes or summaries) of the Company Confidential Information which are in its possession; provided, however, that in granting such access, neither the Seller Entities nor any Company shall be required to take any action that would constitute a waiver of any legal privilege, including the attorney-client privilege, the work product privilege and the self critical investigation privilege.

(f)  Supplemental Disclosure.  The Seller Entities will give prompt written notice to the Buyer upon becoming aware of any material adverse development causing a breach of any of the representations and warranties in Section 4 of this Agreement. Each Party will give prompt written notice to the others upon becoming aware of any material adverse development causing a breach of any of its own representations and warranties in Section 3 above. The Seller Entities, on the one hand, and the Buyer, on the other hand, shall have the right from time to time prior to the Closing to supplement or amend their respective Disclosure Schedules with respect to any matter hereafter arising that, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules. Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of Section 8, but will not be deemed to have cured any such breach made in this Agreement nor to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Section 7 hereof have been satisfied.

(g)  Exclusivity.  Until this Agreement has been terminated in accordance with its terms, neither the Parent, the Seller nor any of their Affiliates will (and the Seller Entities will not cause or permit any Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

(h)  Intercompany Liabilities.  At (and effective immediately prior to) the Closing, the Seller Entities will cause each Company to cancel, settle or otherwise repay all of its liabilities and obligations owed to the Seller or the Parent and their Affiliates (other than accounts payable incurred in the Ordinary Course of Business, which shall be paid in accordance with their terms), and Buyer shall not have any responsibility for those liabilities (other than any accounts payable incurred in the Ordinary Course of Business).

6.  POST-CLOSING COVENANTS.  The Parties agree as follows with respect to the period following the Closing.

(a)  General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Companies and the Seller Entities acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating solely to the Companies. The Buyer agrees to provide the Seller Entities with reasonable access to all documents, books and records of the Companies for purposes of the preparation of the Closing Date Balance Sheet and any Tax Returns by the Seller Entities after the Closing and for any other reasonable purpose.

(b)  Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any Company, each of the other Parties will cooperate with such Party, its Affiliates and their counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c)  Transition.  The Seller Entities will refer all customer inquiries relating to the Companies to the Buyer from and after the Closing.

(d)  Employees.  Effective as of the Closing, the Buyer shall cause each Company to continue to honor those employment agreements and employment letters listed in Section 4(m)(viii) of the Disclosure Schedule to which it is a party in accordance with the terms thereof.

(e)  Employee Benefit Plans.

(i) Except as set forth below in this Section 6(e), Buyer will cause each Company to employ or to continue to employ the employees of the Companies as of the Closing Date (the “Transferred Employees”), with the understanding that such employment shall be at will for all employees other than those whose employment agreements and employment letters are being honored in accordance with Section 6(d). With respect to such Transferred Employees, Buyer (or the Company) shall (i) cause any Transferred Employee that was covered under a medical or dental plan, disability benefit plan, 401(k) plan or life insurance plan (collectively the “Benefit Plans”) immediately prior to the Closing Date to be covered on the Closing Date by a comparable employee benefit plan, program, or arrangement maintained by the Buyer or the Company, without limitations based upon pre-existing conditions (and the amount of any expenses incurred prior to the Closing Date under the Benefit Plans shall be credited toward satisfaction of deductibles under the benefit plans of the Buyer or the Company), (ii) recognize the service completed by the Transferred Employees for purposes of determining eligibility service and vesting service under any Benefit Plan maintained by Buyer or the Company for their employees on or after the Closing Date, and (iii) assume responsibility for the vacation time and sick leave benefits due to the Transferred Employees as of the Closing Date. Notwithstanding the foregoing, the Buyer may, in its sole discretion, (i) amend or alter the Benefit Plans provided to the Transferred Employees or (ii) change its policies regarding vacation time and sick leave benefits of Transferred Employees, in each case, after the Closing Date.

(ii) The Seller shall be responsible and liable for the expense of all worker’s compensation claims that arise out of any injury sustained by an employee of any Company prior to the Closing Date and in connection with which the Seller receives written notice within six (6) months after the Closing Date. The Buyer or the Company shall be liable for the expense of all other worker’s compensation claims.

(iii) The Seller and each Company shall, subject to the consummation of this Agreement, take whatever action is reasonably necessary or appropriate to terminate as of the Closing Date (except as otherwise set forth in this Agreement), the participation of each Company with respect to the Transferred Employees in all of the Benefit Plans.

(iv) Effective as of the Closing Date, the Transferred Employees shall no longer make contributions or receive matching contributions in the Seller’s 401(k) Plan (the “Seller 401(k) Plan”), and Seller shall have taken all such action prior to the Closing Date as may be reasonably required to achieve this result. Each Transferred Employee shall, as of the Closing Date, become fully vested in his or her account balance under the Seller’s 401(k) Plan. Provided that the Seller’s 401(k) plan is qualified under all relevant provisions of the Code and ERISA, as applicable, Buyer and Seller shall, to the extent permissible under applicable laws, take whatever actions are reasonably necessary or appropriate to effect a trust-to-trust transfer of the accounts of Transferred Employees in the Seller’s 401(k) Plan, into a plan designated by the Buyer to accept the transferred accounts and the Buyer shall take whatever actions are reasonably necessary or appropriate in order for such plan to accept the transferred accounts, and shall provide Seller a certification by the Buyer that the plan to which the assets are being transferred is qualified under Section 401(a) of the Code. In connection therewith, Seller shall pay all fees, whether occurring prior to or after the Closing Date, charged by its third party administrator to effectuate such Plan-to Plan transfer and the Buyer shall pay all fees, whether occurring prior to or after the Closing Date, charged by its third party administrator to effectuate such Plan-to-Plan transfer.

(f)  Confidentiality.  The Parties will treat and hold as such all of the Confidential Information of the other Parties, refrain from using any such Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or the Seller Entities, as the case may be, or destroy (and certify the destruction in writing), at the request and option of the Buyer or the Seller Entities, as applicable, all tangible embodiments (and all notes, summaries and copies) of such Confidential Information which are in its possession. In the event that any Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of another Party, that Party will notify the applicable Party promptly of the request or requirement so that the applicable Party may seek an appropriate protective order or waive compliance with the provisions of this Section 6(f). If, in the absence of a protective order or the receipt of a waiver hereunder, any Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its reasonable best efforts to obtain, at the reasonable request of the applicable Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the applicable Party shall designate.

(g)  Covenant Not to Compete.  As a material and valuable inducement for the Buyer to enter into this Agreement, pay and deliver the Purchase Price to the Seller, and consummate the transactions provided for herein, and in order to protect the goodwill acquired by the Buyer pursuant to this Agreement, for a period of three (3) years from and after the Closing Date, the Seller Entities will not engage, directly or indirectly, in any business that any Company conducts as of the Closing Date in the states of Connecticut, New Jersey, North Carolina or Pennsylvania other than (i) structured cabling and infrastructure services and (ii) the provision of telephone systems, including basic key, PBX and voice over IP systems, as such terms are commonly understood in the business in which the Companies operate. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(g) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(h)  Access to Information.  For a period of four (4) years after the Closing Date, upon reasonable notice, the Parties agree to furnish or cause to be furnished to each other and their respective Representatives access, during normal business hours, to such information (including records pertinent to the Companies) and assistance relating to the Companies as is reasonably necessary for financial reporting and accounting matters, the valuation of any claim for indemnification under Section 8 hereof, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of the Party or Parties furnishing cooperation; provided further, however, that the Party requesting cooperation shall pay the reasonable out-of-pocket costs incurred by the Party or Parties furnishing cooperation.

(i)  Nonassignable Contracts and Permits.  To the extent that any contract or permit (including any consent, approval or authorization of any governmental authority) for which assignment to the Buyer is provided for in this Agreement is not assignable without the consent of another Person, including an applicable governmental authority, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Seller Entities and Buyer shall continue to use their commercially reasonable efforts to obtain the consent of such other Person to the assignment of any such contract or permit to the Buyer in all cases in which such consent is or may be required for such assignment. If such consent shall not be obtained, the Seller Entities and the Buyer shall cooperate with each other in any reasonable arrangement designed to provide the Buyer with the benefits under any such contract or permit to the extent lawful and the Buyer shall be obligated to perform the obligation with respect thereto, any other provision of this Agreement to the contrary notwithstanding.

(j)  Retention Agreements.  The Seller shall be responsible for any payments owed to employees of the Companies pursuant to the Retention Agreements. The Buyer shall send an invoice to the Seller Entities for any amounts payable under the Retention Agreements and the Seller shall promptly pay such amounts within 30 days of receipt of such invoice.

(k)  Tax Elections.  After the date hereof, no material election with respect to Taxes will be made by or with respect to any Company, without the written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(l)  Provision of Medical Benefits.  The Buyer may require that the Employees shall continue to be covered by the medical Benefit Plans of the Seller covering such Employees for a period of not more than thirty (30) days after Closing, and the Buyer shall either pre-pay or promptly reimburse the Seller for the cost of such coverage. The Buyer shall further reimburse the Seller for any administrative fees payable to any third-party administrators of the Seller’s medical Benefit Plans with respect to the provision of medical coverage for such Employees during this period.

(m)  Distributions and Affiliate Payments.  At any time prior to repayment in full of the Note, the Buyer shall not declare or pay any dividend or make any other distribution to its shareholders, or make any payments to any affiliates of the Buyer, except that (i) the Buyer may make capital contributions or loans to the Companies or to any other subsidiaries of the Buyer, and (ii) the Buyer may make distributions to its shareholders in an amount equal to the tax liability of such shareholders resulting or arising from the operations of the Buyer.

7.  CONDITIONS TO OBLIGATION TO CLOSE.

(a)  Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) the Seller Entities shall have performed and complied in all material respects with all of the covenants of the Seller Entities hereunder that are required to be performed or complied with prior to the Closing;

(iii) the Seller Entities shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a) (i) - (ii) is satisfied in all respects;

(iv) no action, suit, or proceeding (other than any action, suit or proceeding to which Sections 5(b) or 7(a)(v) refer or relate) shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent or materially delay consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) materially and adversely affect the right of the Buyer to own the Company Shares and to control the Companies, or (D) materially and adversely affect the right of any Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Parties and the Companies shall have received all of the authorizations, consents, and approvals of governments and governmental agencies as set forth in Section 7(a)(v) of the Disclosure Schedule (collectively, the “Requisite Consents”); provided, however, that the foregoing condition to the obligation of the Buyer shall not apply to any failure to obtain any such authorization, consent or approval that arises from the Buyer’s material breach of any representation, warranty or covenant hereunder or the Buyer’s withdrawal of its application for any such authorization, consent or approval;

(vi)  the Seller shall have delivered to the Buyer on or before the Closing Date a non-foreign person affidavit as required by Section 1445 of the Code;

(vii) the Buyer will have received (A) UCC, judgment lien and tax lien searches with respect to the Companies, the results of which indicate no liens on the assets of the Companies other than (I) Security Interests pursuant to the GE Agreements and (II) those acceptable to the Buyer in its reasonable discretion, and (B) evidence that each of the Security Agreements and each of the Bank Guarantees has been terminated;

(viii) all actions to be taken by the Seller Entities in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

(ix) the Buyer shall have received the current updated corporate record book, including without limitation, bylaws, stock transfer ledger, minutes, resolutions, consents, and all other corporate documents of each Company;

(x) the Buyer shall have received an opinion, addressed to it and dated the Closing Date, from Wiggin and Dana LLP, counsel to the Seller Entities, in form and substance reasonably satisfactory to Buyer;

(xi) the Buyer shall have obtained on terms and conditions reasonably satisfactory to the Buyer all of the financing that the Buyer requires to consummate the transactions contemplated by this Agreement and to fund the working capital requirements of the Companies after the Closing; and

(xii) the Seller shall have delivered to the Buyer resignations of each of the directors and officers of the Companies, other than those directors and officers the Buyer has directed in writing to the Seller are not required to submit their resignation.

The Buyer may waive any condition specified in this Section 7(a) if it executes and delivers a writing so stating at or prior to the Closing.

(b)  Conditions to Obligation of the Seller Entities.

The obligation of the Seller Entities to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time);

(ii) the Buyer shall have performed and complied in all material respects with all of the covenants of the Buyer hereunder that are required to be performed or complied with prior to the Closing;

(iii) the Buyer shall have delivered to the Seller Entities a certificate to the effect that each of the conditions specified above in Section 7(b) (i) - (ii) is satisfied in all respects;

(iv) no action, suit, or proceeding (other than any action, suit or proceeding to which Sections 5(b) or 7(b)(v) refer or relate) shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent or materially delay consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Parties and the Companies shall have received all of the Requisite Consents;

(vi) the Seller Entities shall have received an opinion, addressed to them and dated the Closing Date, from Hinckley, Allen & Snyder LLP, counsel to the Buyer, in form and substance reasonably satisfactory to the Seller Entities;

(vii) the Seller shall have received evidence reasonably acceptable to the Seller of termination of: (A) the guaranty provided by the Seller to GE Commercial Distribution Finance Corporation, dated as of November 18, 2004, and (B) the guaranty provided by the Seller to GE Commercial Distribution Finance Corporation, dated as of May 13, 2005; and

(viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller Entities.

The Seller Entities may waive any condition specified in this Section 7(b) if they execute and deliver a writing so stating at or prior to the Closing.

8.  REMEDIES FOR BREACHES OF THIS AGREEMENT.

(a)  Survival.  Unless otherwise specifically provided herein, all of the covenants, representations and warranties of the Seller Entities and the Buyer, respectively, contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two (2) years thereafter; provided, however, that:

(i) the representations and warranties contained in the following Sections shall survive indefinitely: Section 3(a)(i) (Organization of the Seller Entities), Section 3(a)(ii) (Authorization of Transaction), Section 3(a)(vi) (Company Shares), Section 3(b)(i) (Organization of the Buyer), Section 3(b)(ii) (Authorization of Transaction), the first sentence of Section 4(a) (Organization of the Companies), Section 4(b) (Capitalization), and Section 4(e) (Title to Assets); and

(ii) the representations in Section 4(j) (Tax Matters), Section 4(r) (Employee Benefits) and Section 4(s) (Environmental, Health, and Safety Matters) shall continue in full force and effect the expiration of the applicable statute of limitation with respect to such matters.

This Section 8 shall survive so long as any covenant, representation, warranty or indemnification obligation of any Party survives hereunder.

(b)  Indemnification Provisions for Benefit of the Buyer.

(i) Subject to the limitations contained in this Section 8, after the Closing, the Seller Entities hereby jointly and severally agree to indemnify the Buyer and its officers and directors, shareholders and Affiliates against and hold them harmless from any Liability (including reasonable legal fees and expenses, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims or allegations of Third Party Claims are meritorious) other than punitive damages, lost profit, or consequential, special or incidental damages (a “Loss”) suffered or incurred by any such Indemnified Party caused by, resulting from or arising out of:

(A)  any breach of any representation or warranty of the Seller Entities contained in this Agreement;

(B)  any breach of any covenant of the Seller Entities contained in this Agreement which by its terms requires performance after the Closing Date;

(C)  any Taxes of any Company attributable to taxable periods ending prior to or on the Closing Date, other than any Taxes of any Company for which there is an adequate accrual or reserve on the Closing Date Balance Sheet or any Taxes attributable to transactions not in the Ordinary Course of Business occurring after the Closing which are effectuated or initiated by the Buyer or the Company (other than any Section 338(h)(10) Election); or any Taxes of any Person that is a member of an Affiliated Group, or any consolidated, combined or unitary group, of which any Company has been a member on or at any time prior to the Closing Date, including pursuant to United States Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation;

(D)  Taxes resulting from the Section 338(h)(10) Election (or any comparable election under state, local or foreign Tax law);

(E)  Taxes related to the Overlap Period to the extent allocable to the period ending on the Closing Date as set forth in Section 9(c);

(F)  any product sold or any services performed by any Company prior to the Closing Date;

(G)  any Third Party Claim relating to wages or other compensation of any current or former Employees or Contract Workers of any Company, any Employee Benefit Plan or any Environmental, Safety or Health Requirement, in each case arising from events that occurred prior to the Closing Date;

(H) any act of fraud, intentional tort or willful misconduct by any Seller Entity or any Company prior to the Closing.

The Buyer shall have the right to set off the amount of any Loss indemnifiable under this Section 8(b) against any amounts owed or payable to the Seller Entities under this Agreement, including the Note Amount; provided, however, that except as set forth in Section 2(b)(ii)(A)(II) and Section 2(b)(ii)(B)(I), the Buyer may only exercise such right (i) with regard to any claim determined to constitute a Loss by a court of competent jurisdiction in a non-appealable judgment or (ii) with regard to any other claim against the Seller Entities outstanding on the maturity date of the Note, by depositing the amount due thereunder into an escrow account with a bank, and pursuant to an escrow agreement, reasonably acceptable to the Seller Entities.

(ii) The Buyer acknowledges and agrees that neither the Seller Entities nor any of their Affiliates shall have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to actions taken by or omitted to be taken by the Buyer or any Company after the Closing Date or such Loss arises in the conduct of the business of any Company by the Buyer or such Company after the Closing Date (other than with respect to the Section 338(h)(10) Election).

(c)  Indemnification Provisions for Benefit of the Seller Entities and their Affiliates.  Subject to the limitations contained in this Section 8, after the Closing, the Buyer and the Companies hereby jointly and severally agree to indemnify the Parent, the Seller and their respective officers, directors, shareholders and Affiliates against, and hold them harmless from, any Loss suffered or incurred by any such indemnified party caused by, resulting from, arising out of, or relating to (i) any breach of any representation or warranty of the Buyer contained in this Agreement, (ii) any breach of any covenant of the Buyer contained in this Agreement which by its terms requires performance after the Closing Date, (iii) any claim, proceeding or suit brought under any local, state, federal or foreign law, which relates to actions taken by the Buyer or a Company at any time after the Closing with regard to the employment of such Company's employees; (iv) the operation of the business of the Companies and the ownership of the assets of the Companies following the Closing Date; and (v) any Tax attributable to (A) the Taxable periods that begin after the Closing Date (other than with respect to the Section 338(h)(10) Election), (B) the portion of any Tax attributable to the Overlap Period to the extent allocable to the period commencing after the Closing Date as set forth in Section 9(c) and (C) any Tax periods that end on or before the Closing Date if such Tax is attributable to transactions not in the Ordinary Course of Business occurring after the Closing Date which are effectuated or initiated by the Buyer or a Company.

(d)  Limitations.

(i) The Seller Entities shall not be liable under Section 8 for Losses hereunder unless (i) with respect to any individual claim for which indemnification is sought, such claim involves an indemnifiable Loss in excess of Ten Thousand Dollars ($10,000) and (ii) the aggregate of all Losses for which the Seller Entities would, but for this Section 8(d), be liable on a cumulative basis is an amount equal to or in excess of two and one-half percent (2.5%) of the Purchase Price, as adjusted pursuant to Section 2(b) above (the “Basket Amount”), and in such event, indemnification shall be made by the Seller Entities only to the extent that Losses exceed, in the aggregate, the Basket Amount; provided, however, that the foregoing limitation shall not apply to claims for indemnification made by the Buyer in respect of the Seller’s failure to pay any Net Asset Value Shortfall or Cash Surplus in accordance with Section 2(b)(ii) hereof, or pursuant to: Section 8(b)(i)(A) in respect of any breach of any representation or warranty made in Section 3(a)(vi), Section 4(b) or Section 4(j); Section 8(b)(i)(B) in respect of the obligations of the Seller Entities under Section 5(h) or Section 9; or Sections 8(b)(i)(C), (D) and (E) (the provisions described in the foregoing clauses, collectively the “Buyer Excluded Provisions”); and provided, further, that the foregoing limitation shall not apply to claims for indemnification made by the Seller Entities in respect of the Buyer’s failure to pay any Net Asset Value Surplus or Cash Shortfall in accordance with Section 2(b)(ii) hereof, or pursuant to: (x) Section 8(c)(ii) in respect of the obligation of the Buyer to pay the Purchase Price under Section 2 above or to comply with the provisions of Section 6(m); (y) Section 8(c)(iv); or (z) Section 8(c)(v) (the provisions described in the foregoing clauses (x) through (z), the “Seller Excluded Provisions”).

Absent fraud, willful misconduct, or knowing and intentional material misrepresentations by any Seller Entity or by the Company, the aggregate amount of Losses for which any Party shall be liable pursuant to Section 8(b) or 8(c) shall not exceed an amount equal to thirty -five (35%) of the Purchase Price; provided, however, that the foregoing limitation shall not apply to claims for indemnification made (A) by the Buyer pursuant to the Buyer Excluded Provisions, and (B) by the Seller Entities pursuant to the Seller Excluded Provisions.

(ii) From and after the Closing, no claim for indemnity for breach of any representation or warranty made by the Seller Entities in Section 3(a) or Section 4 and by the Buyer in Section 3(b) shall be made by either the Buyer or the Seller Entities, respectively, if such claim arises from an event or facts specifically disclosed to such Party in writing in this Agreement.

(e)  Losses Net of Insurance, Etc.

 The amount of any Loss for which indemnification is provided under this Section 8 shall be net of (i) in the case of Section 8(b), any accruals or reserves on the Closing Date Balance Sheet specifically relating to such matter, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party and (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder) (each such source named in clauses (i), (ii) and (iii), a “Collateral Source”). If the amount to be netted hereunder from any payment required under Sections 8(b) or 8(c) is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Section 8, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 8 had such determination been made at the time of such payment. Unless prohibited by law, the Parties agree that any indemnification payment made hereunder shall be treated as an adjustment to the Purchase Price.

(f)  Termination of Indemnification.  The obligations to indemnify and hold harmless a Person pursuant to Section 8(b) and Section 8(c), shall terminate when the applicable representation or warranty terminates pursuant to Section 8(a); provided, however, that as to clauses (b) and (c) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Party providing the indemnification; and provided, further, that any such claim shall be deemed to have been withdrawn and waived two (2) years after being made, unless (A) court proceedings shall have commenced with respect to such claim within such two (2) year period, or (B) such claim shall have been waived or satisfied within such two (2) year period.

(g)  Procedures Relating to Indemnification.  A Party seeking indemnification pursuant to Section 8(b) or Section 8(c), (an “Indemnified Party”) shall give prompt notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party shall have the right, exercisable by written notice (the “Notice”) to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume and control the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, so long as the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim, the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that a conflict of interest makes separate representation by the Indemnified Party’s own counsel advisable, which counsel shall be selected solely by the Indemnified Party; and such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Regardless of whether the Indemnifying Party elects to assume the defense of any such Third Party Claim, (a) the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld, delayed or conditioned and (b) the Indemnifying Party will not admit any liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned, unless in each case such settlement or judgment involves only the payment of money damages by the Indemnifying Party and does not involve an injunction or other equitable relief that may affect an Indemnified Party and includes an unconditional release of the Indemnified Party. The Indemnifying Party or the Indemnified Party, as the case maybe, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include reasonable access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(h)  Exclusive Remedy.  Except as set forth in Section 2(b)(ii) hereof with respect to setoffs against the Note for any Net Asset Value Shortfall or Cash Surplus, each of the Parties hereto agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement, the Companies, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby, other than for fraud or intentional misconduct, shall be pursuant to the indemnification provisions contained in this Section 8.

(i)  Collateral Sources.  After the Indemnifying Party has fully satisfied any claim by the Indemnified Party brought hereunder, the Indemnifying Party may, in its sole discretion, require the Indemnified Party to subrogate its rights to assert a claim against any Collateral Source with respect to and to the extent of the claim so satisfied. In the event of such subrogation, the Indemnifying Party may pursue such claim against the Collateral Source at its own expense. Nothing in this Section 8(i) shall require any Indemnifying Party to subrogate any Collateral Source rights that may exceed the scope of the specific claim satisfied by the Indemnifying Party.

(j)  Mitigation.  Notwithstanding any other provision of this Agreement to the contrary, any Indemnified Party shall use commercially reasonable efforts to mitigate all Losses, relating to a claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, and other rights at law or equity. The Indemnified Party’s commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be due, and the Indemnifying Party shall, to the extent that an Indemnified Party’s Loss exceeds the amounts described in Section 8(d)(i), reimburse the Indemnified Party for its reasonable expenditures (except for any portion of the wages, salary, benefits, overhead or other costs attributable to the Indemnified Party and its officers, directors, employees, agents) in undertaking the mitigation and shall, to such extent, take such expenses into account in calculating the aggregate amount of the liability of the Seller Entities for the Buyer’s indemnifiable Losses or the Buyer’s liability for the indemnifiable Losses of the Seller Entities, as the case may be.

9.  TAX MATTERS.  The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller Entities for certain tax matters following the Closing Date:

(a)  Consolidated Return.  The Seller Entities shall cause each Company to be included in the consolidated Income Tax Returns of the Seller Entities for all periods ending on or prior to the Closing Date for which such Company is required to be so included and the Seller

Entities shall cause to be prepared and timely filed any other federal, state, foreign or local Income Tax Return required or permitted to be filed by such Company for all periods ending on or prior to the Closing Date. Any such Income Tax Returns that include periods ending on or before the Closing Date shall, insofar as they relate to a Company, be on a basis consistent with the last previous such Tax Returns filed with respect to such Company, unless the Buyer or the Seller Entities conclude that there is no reasonable basis for such position under applicable law. Neither the Seller Entities nor any Company (prior to the Closing Date) shall file or cause to be filed any amended Tax Return or claims for refund with respect to such Company without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Neither the Buyer nor any Company (after the Closing Date) shall file or cause to be filed any amended Tax Return or claims for refund with respect to any period ending on or before the Closing Date without the prior written consent of the Seller Entities, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)  Tax Periods Ending on or Before the Closing Date.  The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each Company other than Income Tax Returns for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. The Buyer shall provide the Seller Entities with a draft of each such Tax Return described in the preceding sentence at least thirty (30) days prior to the due date for filing such Tax Return. At least fifteen (15) days prior to the due date for the filing of such Tax Return, the Seller Entities shall notify the Buyer of the existence of any reasonable objection the Seller Entities may have to any items set forth on such draft Tax Return. If after consulting in good faith the Seller Entities and the Buyer are unable to resolve such objections, such objections shall be resolved by treating items on such returns in a manner consistent with the past practices of the applicable Company with respect to such items unless otherwise required by law. The Seller Entities shall reimburse the Buyer for Taxes of each Company with respect to such periods within fifteen (15) days after payment by the Buyer or such Company of such Taxes to the extent such Taxes are not reserved on the Closing Date Balance Sheet.

(c)  Tax Periods Beginning Before and Ending After the Closing Date.  The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of each Company for Tax periods which begin before the Closing Date and end after the Closing Date (the “Overlap Period”), and the Buyer shall timely pay, or cause to be paid, all Taxes shown as due on any such Tax Returns. The Buyer shall provide the Seller Entities with a draft of each such Overlap Period Tax Return at least thirty (30) days prior to the due date for filing such Tax Return. At least fifteen (15) days prior to the due date for the filing of such Tax Return, the Seller Entities shall notify the Buyer of the existence of any reasonable objection the Seller Entities may have to any items set forth on such draft Tax Return. If after consulting in good faith the Seller Entities and the Buyer are unable to resolve such objections, such objections shall be resolved by treating items on such returns in a manner consistent with the past practices of the applicable Company with respect to such items unless otherwise required by law. The Seller Entities shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reserved on the Closing Date Balance Sheet. For purposes of this Section 9, in the case of any Taxes that are imposed on a periodic basis and are payable for an Overlap Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Income Taxes or sales and use Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to Income Tax or sales and use Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the applicable Company.

(d)  Refunds and Tax Benefits.  Any Tax refunds that are received by the Buyer or a Company, and any amounts credited against Tax to which the Buyer or a Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller Entities, and the Buyer shall pay over to the Seller Entities any such refund or the amount of any such credit within thirty (30) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a Taxing Authority to the Buyer or a Company of any amount accrued on the Closing Balance Sheet, the Buyer shall pay such amount to the Seller Entities within thirty (30) days after receipt or entitlement thereto.

(e)  Cooperation on Tax Matters.

(i) The Buyer and the Seller Entities shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller Entities agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller Entities, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, the Buyer or the Seller Entities, as the case may be, shall allow the other party to take possession of such books and records.

(ii) The Buyer and the Seller Entities further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) The Buyer and the Seller Entities further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(f)  Tax Sharing Agreements.  All tax sharing agreements or similar agreements with respect to or involving any Company shall be terminated as of the Closing Date and, after the Closing Date, such Company shall not be bound thereby or have any liability thereunder.

(g)  Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (including any state gains tax, transfer tax and any similar tax imposed in any state or subdivision), shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(h)  Representation.

(i) The Seller Entities shall have the right to represent the interests of each Company in any Tax audit or administrative or court proceeding relating to Tax Returns for any periods or portions thereof ending on or prior to the Closing Date. Following the Closing, in the event of an audit of any Tax Return of the Seller Entities or with respect to which either of the Seller Entities has any liability, the Buyer shall promptly notify the Seller Entities of such audit and the Buyer shall execute, or cause the applicable Company to execute, powers of attorney under applicable laws authorizing the designated representative of the Seller Entities to represent such Company with respect thereto. The Buyer shall make available or shall cause each Company to make available to the Seller Entities, at the expense of the Seller Entities, any and all books and records of such Company and other documents requested by the Seller Entities and shall make available employees of such Company reasonably necessary to enable the Seller Entities to defend any audit or other proceeding with respect to any such Tax Returns.

(ii) The Seller Entities shall not enter into any settlement of or otherwise compromise any Tax matter that materially affects or may materially affect the Tax liability of the Buyer or any Company for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller Entities shall keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax matter. The Seller Entities shall, in good faith, allow the Buyer, at its sole expense, to make comments to the representative of the Seller Entities, regarding the conduct of or positions taken in any such proceeding.

(iii) Except as otherwise provided above, the Buyer shall have the sole right to control any audit or examination by any Taxing Authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of each Company for all taxable periods ending after the Closing Date; provided, however, that the Buyer shall not, and shall cause its Affiliates (including the Companies) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date and shall not amend any Tax Return with respect to any period ending on or prior to the Closing Date without the prior written consent of the Seller Entities, which consent shall not be unreasonably withheld, conditioned or delayed.

(i)  Confidentiality.  Any information obtained under this Section 9 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or right to a refund, conducting or defending any audit or other proceeding with respect to Taxes or otherwise effectuating the terms of this Agreement.

(j)  Section 338 Election.

(i) At the sole election of the Buyer, to be exercised within ninety (90) days after the Closing Date, the Seller Entities and Buyer will jointly complete and make an election under Section 338(h)(10) of the Code (with respect to the Companies) on Form 8023 or in such other manner as may be required by rule or regulation of the Internal Revenue Service, and will jointly make an election in the manner required under any analogous provisions of state or local law as the Buyer will designate or as will be required, concerning the transactions contemplated by this

Agreement (collectively and specifically, the “Section 338(h)(10) Election”). The Buyer will, with the assistance and cooperation of the Seller Entities, prepare all such Section 338(h)(10) forms required as attachments to Form 8023 (and all forms under analogous provisions of state or local law) in accordance with applicable Tax laws, and Buyer will deliver such forms and related documents to the Seller Entities at least sixty (60) days prior to the due date of filing. The Seller Entities will deliver to the Buyer at least thirty (30) days prior to the due date of filing copies of such completed and fully executed forms as are required to be filed under Section 338(h)(10) of the Code (and analogous provisions of state and local law). The Buyer will timely file such forms with the appropriate Tax authorities. The Buyer and Seller Entities will use commercially reasonable efforts to agree, as soon as practicable after Closing but in no event later than one hundred twenty (120) days following the Closing Date (subject to the dispute resolution mechanism described in clause (ii) below), on the computation of the modified aggregate deemed sale price (“MADSP”) (as defined under U.S. Department of Treasury Regulations). The Buyer and the Seller shall each file a consistent Form 8883 within the time period required pursuant to the Code and regulations thereunder. The Seller agrees to cooperate with the Buyer in making the required elections and filing the applicable forms with respect to the Section 338(h)(10) Election and required state and local filings.

(ii) The Seller Entities and Buyer agree that Buyer will perform or cause to be performed an initial valuation of assets and allocation of the Purchase Price for purposes of Section 338 of the Code at the sole cost and expense of the Buyer. The Buyer will provide the Seller Entities with drafts of such valuation of assets and allocation of MADSP (which will be prepared on a basis consistent with this Section 9(j)) and the proposed Form 8883 within seventy-five (75) days after the Closing Date. The Seller Entities will have forty five (45) days to provide the Buyer with any objections to such drafts. If the Seller Entities object to the computation or allocation by the Buyer of such amounts, and the Buyer and Seller Entities are unable to reach agreement on the computation or allocation within thirty (30) business days after notification by the Seller Entities of its objection, the Buyer and the Seller Entities will jointly engage an Independent Accountant to resolve the disagreement (such resolution to be final and binding upon the Parties) within ten (10) days thereafter. Any fee payable to the Independent Accountant will be shared equally by the Seller Entities and the Buyer. The valuation and allocations determined pursuant to this Section 9(j) will be used for purposes of all relevant Tax Returns, reports and filings.

10.  TERMINATION.

(a)  Termination of Agreement.  This Agreement may be terminated only as follows:

(i) the Buyer on the one hand, and the Seller Entities on the other hand, may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) the Buyer may terminate this Agreement by giving written notice to the Seller Entities at any time prior to the Closing (A) in the event a Seller Entity has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller Entities of the breach in writing, and the breach has continued without cure for a period of ten (10) days after the notice of breach; or (B) if the Closing shall not have occurred on or before the date that is 180 days following the date hereof; provided, however, that notwithstanding any language to the contrary contained in this Agreement, if any breach by a Seller Entity of any material representation, warranty or covenant can be cured by the payment of money (including any breach that constitutes or would constitute a Material Adverse Effect), any Seller Entity shall have the option, but not the obligation, to cure such breach by either, at the option of the Seller Entity, (i) making payment to the Person entitled to payment (e.g., a governmental authority) and/or (ii) agreeing to a reduction of the Purchase Price in an amount equal to the amount to be paid to such Person. Upon any election by a Seller Entity in accordance with the foregoing sentence, the Buyer shall not be entitled to terminate this Agreement on account of the applicable breach and further, in the case of an election pursuant to clause (ii) of the foregoing sentence, promptly after the Closing, the Buyer shall pay or cause the applicable Company to pay the Person entitled to such payment; provided further, that in no event shall any of the Seller Entities be required to expend any monies in connection with the Buyer’s breach of any material representation, warranty or covenant under this Agreement or with respect to the Buyer’s compliance or noncompliance with any applicable law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) whether arising before or after the Closing; and

(iii) the Seller Entities may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, a Seller Entity has notified the Buyer of the breach in writing, and the breach has continued without cure for a period of ten (10) days after the notice of breach; or (B) if the Closing shall not have occurred on or before the date that is 180 days following the date hereof.

(b)  Effect of Termination.

If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach of this Agreement); provided, however, that the confidentiality provisions contained in Sections 6(f) and Section 9(i) above shall survive termination indefinitely.

11.  MISCELLANEOUS.

(a)  Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement, prior to the Closing, without the prior written approval of the Buyer and the Seller Entities; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Parties prior to making the disclosure).

(b)  No Third-Party Beneficiaries.  Except as provided by Sections 8(b) and 8(c), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d)  Succession and Assignment.   This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller Entities.

(e)  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)  Notices.   All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notices or payments required to be delivered to the Seller Entities after the Closing shall be delivered to the Parent and any consent or approval required to be sought of the Seller Entities after the Closing shall be sought of and given by the Parent. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Parent or the Seller:	Copy to (which shall not constitute notice):

UIL Holdings Corporation	Wiggin and Dana LLP
157 Church Street	400 Atlantic Street
New Haven, CT 06510	Stamford, CT 06901
Attn: Chief Financial Officer	Attn: Mark S. Kaduboski, Esq.

If to the Buyer:	Copy to (which shall not constitute notice):

NWN Corporation	Hinckley, Allen & Snyder LLP
c/o Netivity Solutions	28 State Street
271 Waverley Oaks Road	Boston, MA 02109
Waltham, MA 02452	Attn: Dimitry S. Herman, Esq.
Attn: Mont M. Phelps

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)  Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)  Venue.  EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN AND FOR NEW HAVEN, CONNECTICUT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT, (B) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL OR STATE COURT SITTING IN AND FOR NEW HAVEN, CONNECTICUT.

(j)  Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY

HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(k)  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller Entities. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l)  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m)  Expenses.  Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n)  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation”.

(o)  Incorporation of Exhibits and Schedules.  The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

{Signature page follows}

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

NWN CORPORATION

By:	/s/ Mont M. Phelps
Name:	Mont M. Phelps
Title:	Chief Executive Officer

UIL HOLDINGS CORPORATION

By:	/s/ Richard J. Nicholas
Name:	Richard J. Nicholas
Title:	Executive Vice President and Chief Financial Officer

XCELECOM, INC.

By:	/s/ John D. Conroy
Name:	John D. Conroy
Title:	President

EXHIBIT A

Target Balance Sheet

EXHIBIT B-1

Form of Note

EXHIBIT B-2

Form of Bridge Note

EXHIBIT C

Form of Closing Offset Certificate